Exhibit 99

COMPUTER TASK GROUP
CTG Second Quarter 2003 Earnings Release
Leader, James Boldt
ID# 1412681
07/15/03

Date of Transcription:  July 15, 2003

Chastity:	Good morning. My name is Chastity, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Computer Task Group 2nd Quarter 2003 Earnings Release conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during that time simply press * then the number 1 on your telephone keypad. If you would like to withdraw your question, press the # key. I will now turn the conference over to Mr. Boldt, chairman and CEO. Mr. Boldt, you may begin your conference.
James:	Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our 2nd quarter 2003 earnings conference call. Joining me is our CFO, Greg Dearlove. Before we begin, I want to mention that statements made in the course of this conference call that state the company's or management's intentions, hopes, beliefs, expectations and predictions in the future are forward-looking statements.
It is important to note that the company's actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements are contained in our press releases and, from time to time, in the company's Securities and Exchange Commission filings.
That out of the way, I'd now like to discuss our quarterly results. For the 2nd quarter of 2003, CPT's revenues were 64.1 million. Net income was 458,000. Net income per diluted share was $.03. As we mentioned in our news release, in the 2nd quarter of 2003 we sold a building in Melbourne, Florida that resulted in a per diluted share loss of approximately $.01. That loss had not been anticipated when we provided guidance for the 2nd quarter.
Revenues from IBM were 13.5 million in the 2nd quarter of 2003 versus 12.9 million in the 2nd quarter of 2002. Revenues from our European operations were 10 million in the 2003 2nd quarter compared to 9.2 million in last year's 2nd quarter.
In general, revenues in the 2nd quarter were up sequentially, but less than we had expected. April and May's revenues were in line with our forecast. The shortfall came in the month of June when we hit a number of delays of project start dates. Most of those projects started up in the month of July. And the reasons given for the delays, by and large, centered around our customers' desire not to show those expenditures in the 2nd quarter results.
On the earnings side, particularly if you exclude the one-time loss from the sale of the building, our EPS was at the higher end of our guidance for the quarter. In the 2nd quarter we once again saw strong demand from our strategic staffing business. This is the fourth quarter in a row that we have reported strong staffing demand.
As we mentioned in our last call, we did add an additional 20% to the number of recruiters in our strategic staffing group in the 2nd quarter. That group now has 50% more recruiters than it had at the end of last summer. Based upon the staffing demand that we've seen recently, we're glad that we added the additional recruiters.
As to our solutions business, we really saw no change in the number of new development and integration projects during the 2nd quarter. When talking to CIO's, it appears that there is a good amount of pent-up demand, but it's clear that many development and integration projects continue to remain on hold as clients contain their expenditures given the current economic climate.
We closed one new AMO in our health care practice during the 2nd quarter of the year, and we continued to engage in outsourcing discussions with a number of customers.
As to our health care group, business remains strong. We have been working on the integration testing that's associated with HIPAA version upgrades, and we will continue to do so through much of the rest of the year.
Demand is also picking up in the health care markets for computerized physician order entry, or CPOE systems.
As to Europe, overall demand continues to be weak, and we have reduced our bench substantially in 2002 and 2003. While our bench in Europe is still higher than we'd like, we're beginning to sell our way out of the remaining excess. Although European business is weak overall, some bright spots are starting to emerge, particularly in Belgium, where we're once again starting to grow the number of our billable staff.
As to the 3rd quarter of 2003, we're forecasting revenues in the range of 60-62 million. The decline from the 2nd quarter is a function of the normal seasonality in our business. There are 63 billing days in the 3rd quarter of the year, one less than in the 2nd quarter. Each billing day equates to approximately $1 million of revenue.
In addition, our technical staff takes more vacation in the 3rd quarter of the year than they take in the 2nd quarter of the year. The additional vacation generally reduces our revenues by approximately 3%, or $2 million. I suspect that we are impacted more by the vacation seasonality than our competitors because of our higher percentage of European business. As you know, European business virtually grinds to a standstill in the month of August of each year.
Given the revenue forecast, we expect earnings to be in the break-even at $.02 per share range in the 3rd quarter of the year. While we're not prepared to give out a forecast for the 4th quarter of the year at this time, we will have 66 billing days in the 4th quarter of the year, 3 more than in the 3rd quarter of the year, and less vacation time. As a result, we anticipate that when we do provide guidance for the 4th quarter, it will be for higher revenues and profitability than we expect in the 3rd quarter.
As to the future, we remain guardedly optimistic. Our strategic staffing business has been improving for the last year, and given the demand that we're currently experiencing, we believe that trend will continue. We see positive trends in our health care, retail and life sciences verticals. We just announced the launch of our life sciences vertical last Friday. Based upon our experience and established client relationships in that industry, we see significant future opportunity there in automated manufacturing and regulatory components.
Our European operations appear to have bottomed out, and we're now starting to see positive trends again, particularly in Belgium. I believe that like all IT services companies, our largest problem continues to be the lack of solution or project work. At some point we expect that capital spending in the US and Europe will recover, and that the solutions business will improve. When that will happen, however, is an unknown to all of us.
In the meantime, we have been able to show a modest sequential increase in comparable revenues in each of the last few quarters and, excluding the loss recorded in the 1st quarter of 2002 for the required change in accounting principle, CTG has been profitable in each of the last 8 quarters. We believe that we're one of the few companies in our sector that has been able to achieve those results, and that we'll be a survivor with a lower cost structure, well-positioned in selected verticals, when the IT services industry fully recovers.
Before we open the call to questions, I know you need some additional information to complete your model. At the end of the 2nd quarter, our day sales outstanding stood at 67 days. Our depreciation for the 2nd quarter was 848,000 and our capital expenditures were 494,000. Total employment was, at the end of the 2nd quarter, 2700, approximately 85% of whom were billable.
Now I'd like to open the call for questions, if there are any. Operator, would you please manage our question and answer period?
Chastity:	At this time, I would like to remind everyone, if you would like to ask a question, please press * then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Michael Keller of McDonald Investments.
Michael:	Hi, Jim.
James:	Hi, Mike. How are you?
Michael:	Pretty good. How are you doing?
James:	Good.
Michael:	Good. Just to start off, you know, recently, I guess it was about a week ago, there have been indications from one of the third-party procurement consulting firms on IT outsourcing. And they talked about some pipeline shrinkage for the back half of the year. And I wonder if that had any implication as far as -- well, two things, really, in your world. One, on the AMO side. I think this is PPI that did the -- put out that information. I think they were talking more on the IT outsourcing, you know, infrastructure outsourcing side.
But I just wonder if you had seen any similar effect, any pipeline, anything fall out of the pipeline in the AMO side. And I also wonder, on the staffing side, if potentially there is some reduction in the pipelines for infrastructure outsourcing work. Does that have any implications, do you think, on the staffing side for you, you know, for staffing engagements that could be subbed out as part of those infrastructure assignments?
James:	I guess I'm going to answer "no" to both questions. The AMO pipeline is probably better now than it was at the first part of the year. Now, we generally -- we do do infrastructure, but our sweet spot is really application. So, we'll do the infrastructure if it's part of an application outsourcing. So, we haven't really seen a reduction in the pipeline for AMOs. During the first part of the year and the last part of last year, customers got really conservative. They pushed the decisions out, actually into the 2nd and 3rd quarters of this year. So, we did see some push back then. But since about March, really, the AMO activity in terms of the pipeline has improved.
Things always fall out of the pipeline. The most common for us is that the customer ultimately decides that they're not going to do it. Usually it's a cultural decision, because they're just not ready to do it. But I would say our AMO pipeline is better.
Most of our staffing is not on the infrastructure side, although we do do some infrastructure work, particularly for the large service providers like IBM. But there's no doubt that our staffing demand has improved in each of the last four quarters, and even going into the first two weeks, at least, in July it's also improved.
We're definitely seeing the business get better. It's not someone turning on the faucet and it being back to the way that it used to be. But clearly, there's an improvement every quarter.
Michael:	Right. Well, earlier in the year you said, I think, that the AMO pipeline, you know, a lot of people got cold feet all of the sudden. And it sounds like it's improved fairly steadily since then, and it sounds like the state of the pipeline is stronger now than at the beginning of the year. So, I assume that it's at least level, or going in the right direction.
James:	That's right. And we did close one in the 2nd quarter. And actually, we did not close one in the 1st quarter.
Michael:	Okay. Secondly, was there a quantifiable EPS hit for layoffs, for layoff-related expenses this quarter? I mean, last quarter you had about a $.01 hit to EPS.
James:	Yeah. Of course, there's always some charge for laying people off in every quarter. But the 1st quarter we hit about $.01 or about 300,000 pretax of what we call unusual layoffs in Europe, where the people have been on the bench for quite a period of time, and because of regulatory concerns we haven't been able to sever them.
The 2nd quarter was pretty normal, though. We didn't really have any additional significant layoffs in the 2nd quarter. We're still struggling, quite frankly, with the higher bench in Europe. It's improving, but it's still out there. And it's still holding our DP down a little bit. Actually, our European operations, when they do come back to, let's say our average DP, our total DP will go up by about a percent. So, we still expect to see improvements as the European bench kind of drops.
Michael:	So that you didn't have layoff-related expenses in Europe in the 2nd quarter?
James:	Not unusual ones, no. Just the normal ones.
Michael:	Okay. I'm noticing you paid down the long-term debt by about 8 million. Two of that is probably the sale of the Florida location. Is the rest of that -- you know, where did the other 6 -- where did you pay down the other 6 from? Was it just cash flow? Or was it ---
James:	Actually, it has to do with our payroll. At the end of the quarter, we're either on a pay date, which means that we have to borrow money to make the payroll, or we're between our bi-weekly payroll. And the difference is about $5 million.
Michael:	Okay.
James:	At the end of the 1st quarter, yeah, we were on a pay date. And at the end of the 2nd quarter, we were between.
Michael:	Okay. And finally, just -- you know, whatever comment you could offer on the rate environment for the various sectors of your model. You know, on the outsourcing side and then on the staffing side, and even on the development and integration side. Just any general commentary you could offer on where rates have been, if you've seen, you know, some prices slide up to this point in the year.
James:	We have seen -- it's very different, as you mention, in each of the various areas. We've seen some price reductions in the staffing side of the business. In total, it would be less than 1%, though, so relatively modest, certainly not what it was a year ago. The AMO business has been pretty steady. Those margins were under some pressure last year, and probably the rates did come down a little bit. But they're pretty consistent now with where they were last year.
On development and integration, it's certainly a competitive market, but particularly in the verticals, where the payback to the customer is very good. Those margins have held up.
Michael:	Thanks.
James:	Okay. Thanks, Mike.
Chastity:	Once again, I would like to remind everyone, in order to ask a question, please press * then the number 1 on your telephone keypad. There are no further questions at this time.
James:	Well, I'd like to thank you for your continued support, and for joining us this morning. Have a great day.
Chastity:	Thank you for joining today's conference. You may now disconnect.